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                                  EXHIBIT 21

                             List of Subsidiaries

1.    WG Apparel, Inc.
2.    Clinton Machinery Corporation
3.    Clinton Management Corp.
4.    Leadtec Systems, Inc.
5.    W&G Daon, Inc.
6.    J&E Sewing Supplies, Inc.
7.    W&G Tennessee Imports, Inc.
8.    Clinton Leasing Corp.
9.    Clinton Equipment Corp.
10.   Paradise Color Corp.
11.   Willcox & Gibbs, Ltd.
12.   Sunbrand S.A. de C.V.
13.   Sunbrand Caribe S.A.
14.   Allied Machine Parts Ltd.
15.   M.E.C. (Sewing Machines) Ltd.
16.   Unity Sewing Supply Company (UK) Limited
17.   Allide Machine Parts Limited
18.   Matyork Limited
19.   Forest Needle Company Limited
20.   Morris & Ingram (Textiles) Limited
21.   Eildon Electronics Limited
22.   Macpherson Meistergram, Inc.
23.   Geoffrey E. Macpherson Canada, Inc.